Exhibit 4.3

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE PREFERRED SHARES

Warrant No.

Issuer:	FORMA THERAPEUTICS HOLDINGS, LLC, a Delaware limited liability company
Number of Shares:	Shares
Class of Shares:	Series B Preferred Shares
Exercise Price:	$1.20 per Share
Issue Date:
Expiration Date:	The later to occur of (i) or (ii) the fifth anniversary of the closing of the first public offering of the Company’s Common Shares under terms and conditions that require automatic conversion of the Series B Preferred Shares into Common Shares.

THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, including the execution and delivery of that certain Amendment No. 1 dated as of the date hereof to Master Loan and Security Agreement No. FORMX (the “Loan Amendment”) dated as of March 26, 2009 by and between Forma Therapeutics, Inc., a Delaware corporation, and ATEL VENTURES, INC., this Warrant is issued to ATEL VENTURES, INC., in its capacity as Trustee for its assignee affiliates identified in that certain Amendment and Restatement of Inter-Company Trust Agreement for Warrants and Direct Equity Investments dated as of January 1, 2007, as may be amended and restated from time to time, and deemed effective as of July 20, 2004, (“Holder”), by FORMA THERAPEUTICS HOLDINGS, LLC, a Delaware limited liability company (the “Company”).

1. ISSUANCE.

Subject to the terms and conditions hereinafter set forth, the Holder is entitled upon surrender of this Warrant and the duly executed subscription form annexed hereto as Appendix 1, at the office of the Company, 500 Arsenal Street, Watertown, MA 02472, or such other office as the Company shall notify the Holder of in writing, to purchase from the Company up to                      shares of fully paid and non-assessable shares (the “Shares”) of the Company’s Series B Preferred Shares (“Preferred Shares”), at a purchase price per Share of $1.20 (the “Exercise Price”). This Warrant may be exercised in whole or in part at any time and from time to time until 5:00 PM, Pacific time, on the Expiration Date set forth above, and shall be void thereafter. Until such time as this Warrant is exercised in full or expires, the Exercise Price and the Shares are subject to adjustment from time to time as hereinafter provided.

2. EXERCISE.

(a) Method of Exercise. Holder may exercise this Warrant by delivering this Warrant together with a duly executed Notice of Exercise in substantially the form attached as Appendix 1 hereto to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 2(b), Holder shall also deliver to the Company a check for the aggregate Exercise Price for the Shares being purchased.

(b) Conversion Right. In lieu of exercising this Warrant as specified in Section 2(a), Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined as follows:

X = Y(A-B)
A

where:	X = the number of Shares to be issued to the Holder.
Y = the number of Shares with respect to which this
Warrant is being exercised.
A= the Fair Market Value (as determined pursuant to
Section 2 (c) below) of one Share.
B = the Exercise Price.

(c) Fair Market Value.

(i) If Common Shares are traded on a nationally recognized securities exchange or over the counter market, the fair market value of one Share shall be the average closing price of a Common Share over the five day trading period immediately preceding the date of Holder’s Notice of Exercise to the Company (or such lesser number of trading days as the shares have been publicly traded). Notwithstanding the foregoing, in the event the Warrant is exercised in connection with the Company’s initial public offering of Common Shares, the fair market value per share shall be the product of (i) the per share offering price to the public of the Company’s initial public offering, and (ii) the number of Common Shares into which each Preferred Share is convertible at the time of exercise.

(ii) If Common Shares are not traded on a nationally recognized securities exchange or over the counter market, the board of managers of the Company (the “Board of Directors”) shall determine the fair market value of a Common Share in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is greater than that determined by the Board of Directors by five percent (5%) or more, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder. The determination of any such investment banking firm shall be conclusive in any event.

(d) Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the right to purchase the Shares not so acquired.

(e) Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

(f) Assumption on Sale, Merger, or Consolidation of the Company.

(i) “Acquisition”. For the purpose of this Warrant, “Acquisition” means any sale, transfer, exclusive license, or other disposition of all or substantially all of the assets of the Company, or any acquisition, reorganization, consolidation or merger of the Company where the holders of the Company’s outstanding voting equity securities immediately prior to the transaction beneficially own less than 50.01% of the outstanding voting equity securities of the surviving or successor entity immediately following the transaction.

(ii) Assumption of Warrant. Upon the closing of any Acquisition, the successor or surviving entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Exercise Price shall be adjusted accordingly, and the Exercise Price and number and class of Shares shall continue to be subject to adjustment from time to time in accordance with the provisions hereof.

(iii) Company’s Agreement Upon Acquisition. Notwithstanding the understanding set forth in subsection (f) (ii) above, if, for any reason, the obligations of this Warrant are not assumed by the successor or surviving entity, the Company shall purchase this Warrant on the closing date of the Acquisition for cash in an amount per Warrant share equal to the greater of (i) five (5) times the Exercise Price, less the Exercise Price, or (ii) the excess (if any) of the Fair Market Value of a Warrant Share over the Exercise Price. The Fair Market Value of a Warrant Share shall be determined as set forth in Section 2(c).

(g) Conversion or Redemption of Series B Preferred Shares. Should all of the Company’s Series B Preferred Shares be, or if outstanding would be, at any time prior to the expiration of the Warrant or any portion thereof, redeemed or converted into the Company’s Common Shares in accordance with the Company’s Limited Liability Company Agreement dated as of December 30, 2011 by and among the Company and the equity holders party thereto (as such may further be amended from time to time, the “LLC Agreement”), then this Warrant shall become immediately exercisable prior to such event for that number of Common Shares that would have been received if this Warrant had been exercised in full and the Series B Preferred Shares received thereupon had been simultaneously converted immediately prior to such event, and the Exercise Price shall immediately be adjusted to equal the quotient obtained by dividing (x) the aggregate Exercise Price of the maximum number of shares of Series B Preferred Shares for which this Warrant was exercisable immediately prior to such conversion or redemption, by (y) the number of Common Shares for which this Warrant is exercisable immediately after such conversion or redemption.

3. ADJUSTMENTS

(a) Share Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding Preferred Shares, payable in Common Shares or other Capital Securities (as defined in the LLC Agreement) of the Company, or subdivides the outstanding Preferred Shares into a greater amount of Preferred Shares, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of Capital Securities of the Company to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend, distribution or subdivision occurred. If the outstanding Preferred Shares are subdivided into a greater number of shares, the Exercise Price shall be proportionately decreased and the number of Shares shall be proportionately increased.

(b) Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the Capital Securities of the Company issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of Capital Securities of the Company and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a new Warrant for such new Capital Securities of the Company or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3 including, without limitation, adjustments to the Exercise Price and to the number of Capital Securities of the Company or property issuable upon exercise of the new Warrant. The provisions of this Section 3(b) shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

(c) Adjustments for Combinations, Etc. If the outstanding Common Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

(d) No Impairment. The Company shall not, by amendment of its LLC Agreement, or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Section 3 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

(e) Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise or conversion of this Warrant, the Company shall eliminate such fractional Share interest by paying Holder an amount computed by multiplying such fractional interest by the Fair Market Value (determined in accordance with Section 2(c) above) of one Share.

(f) Certificate as to Adjustments. Upon each adjustment of the Exercise Price, number of Shares or class of security for which this Warrant is exercisable, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its chief financial officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Exercise Price, number of Shares class of security for which this Warrant is exercisable in effect upon the date thereof and the series of adjustments leading to such Exercise Price, number of Shares and class of security.

4. REPRESENTATIONS AND COVENANTS OF THE COMPANY

(a) Representations and Warranties. The Company hereby represents and warrants to Holder as follows:

(i) All Shares which may be issued upon the due exercise of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(ii) The authorized Capital Securities of the Company as of the date hereof are as specified in the LLC Agreement. Appendix 2 sets forth all of the outstanding Capital Securities and Convertible Securities of the Company as of the date hereof.

(iii) The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued shares such number of its Preferred Shares and other securities as will be sufficient to permit the exercise in full of this Warrant and the conversion or exchange of such Preferred Shares into or for such other securities.

(iv) The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder, including the issuance to Holder of the right to acquire the Preferred Shares, have been duly authorized by all necessary action on the part of the Company, and the Loan Amendment and this Warrant are not inconsistent with the LLC Agreement, do not contravene any law or governmental rule, regulation or order applicable to it, do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound, and the Loan Amendment and this Warrant Agreement constitute legal, valid and binding agreements of the Company, enforceable in accordance with their respective terms.

(v) No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, Federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Warrant, except for the filing of notices pursuant to Regulation D under the 1933 Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(b) Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its Common Shares, whether in cash, property, shares, or other Capital Securities of the Company and whether or not a regular cash distribution; (b) to offer for subscription pro rata to the holders of Common Shares any additional shares of Capital Securities of the Company; (c) to effect any reclassification or recapitalization of its Common Shares; (d) to merge or consolidate with or into any other entity, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company’s Capital Securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least 45 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Capital Securities of the Company shall be entitled to receive such dividend, distribution or rights) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 45 days prior written notice of the date when the same will take place (and specifying the date on which the holders of Capital Securities of the Company will be entitled to exchange their Capital Securities of the Company for Capital Securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

(c) Information Rights. So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all notices or other written communications to the shareholders of the Company, (b) within one-hundred and twenty (120) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) such other financial statements required under and in accordance with any loan documents between Holder and the Company or if there are no such requirements (or if the subject loan(s) no longer are outstanding), then within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.

(d) Registration Under Securities Act of 1933, as amended. The Shares shall have certain registration rights as set forth in that certain Investors’ Rights Agreement dated as of December 30, 2011 among the Company and the investors named therein (the “Investors’ Rights Agreement”). Notwithstanding anything to the contrary in the Investors’ Rights Agreement, such registration rights shall be pari passu with the rights of all other Investors (as defined in the Investors’ Rights Agreement) and the Company shall obtain the requisite prior written consent of the Investors holding a majority of the Registrable Securities then outstanding as set forth in Section 2.10 of the Investors’ Rights Agreement to ensure Holder receives such registration rights. The Company represents and warrants to Holder that the Company’s execution, delivery and performance of such Investors’ Rights Agreement (a) has been duly authorized by all necessary action of the Company’s Board of Directors and shareholders, (b) does not and will not violate the LLC Agreement, (c) does not and will not violate or cause a breach or default (or an event which with the passage of time or the giving of notice or both, would constitute a breach or default) under any agreement, instrument, mortgage, deed of trust or other arrangement to which the Company is a party or to or by which it or any of its assets is subject or bound, and (d) does not require the approval, consent or waiver of or by any shareholder, registration rights holder or other third party which approval, consent or waiver has not been obtained as of the date of issuance of this Warrant.

4. MISCELLANEOUS.

(a) Adjustment in Underlying Preferred Share Price and Exercise Price. Company agrees that if it issues any series of preferred shares that represent an investment in the Company and all of its subsidiaries as an enterprise (and not an investment that is linked to a specific subsidiary or sub-group of subsidiaries) for an issuance price less than the then exercise price for the shares subject to this Warrant, this Warrant shall, concurrent with the issuance of such preferred shares pursuant to the new equity round, automatically be adjusted to instead be exercisable for shares of the new series and new class of shares and bearing the same rights, preferences, and privileges of such new shares, with the Exercise Price hereunder adjusted to equal the per share purchase price of such share, and the number of such shares subject to this Warrant adjusted to equal (i) $140,000, divided by (ii) such modified per share Exercise Price.

(b) Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the Fair Market Value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 2(c) above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 2(b) above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to the Holder.

(c) Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with one or more legends in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

(d) Compliance with Securities Laws on Transfer. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if(a) there is no material question as to the availability of current information as referenced in Rule 144(c), (b) Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, (c) the selling broker represents that it has complied with Rule 144(±), and (d) the Company is provided with a copy of Holder’s notice of proposed sale.

(e) Transfer Procedure. Subject to the provisions of Section 5(c) and Section 5(d), Holder may transfer all or part of this Warrant and/or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) at any time to any affiliate of Holder, or to any other transferee by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).

(f) Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or sent by electronic facsimile transmission, express overnight courier service, or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such holder from time to time, but in all cases, unless instructed in writing otherwise, the Company shall deliver a copy of all notices to Holder at 600 California Street, 6th Floor, San Francisco CA 94108, Attention: General Counsel.

(g) Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

(h) Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Holder will not have an adequate remedy at law and where damages will not be readily ascertainable. The Company expressly agrees that it shall not oppose an application by the Holder or any other person entitled to the benefit of this Warrant requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Warrant.

(i) Attorneys Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shalt be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

(j) Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Preferred Shares to be executed by its duly authorized representative as of the date first above written.

FORMA THERAPEUTICS HOLDINGS, LLC

By:

Name:
Title:

ATEL VENTURES, INC., Trustee

By:

Name:
Title:

APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned hereby elects to purchase                     Series B Preferred Shares of Forma Therapeutics Holdings, LLC pursuant to Section 2(a) of the attached Warrant, and tenders herewith payment of the Exercise Price of such shares in full.

I. The undersigned hereby elects to convert the attached Warrant into Shares in the manner specified in Section 2(b) of the attached Warrant. This conversion is exercised with respect to         Series B Preferred Shares of Forma Therapeutics Holdings, LLC.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

(Date)	(Signature)

APPENDIX 2

CAPITALIZATION